Exhibit 99.01
NEWS RELEASE for June 18, 2008 AT 6:00 AM ET

Contact:	William R. Abbott Senior Vice President and Chief Financial Officer 949-420-1800
CARDIOGENESIS ANNOUNCES PRELIMINARY RESULTS COMBINING TMR +
PLATELET RICH PLASMA (PRP)
IRVINE, CA, June 18, 2008
Cardiogenesis Corporation (OTC: CGCP), a leading developer of surgical products for cardiac revascularization today announced an upcoming scientific presentation that describes the use of combining transmyocardial revascularization (TMR) with platelet rich plasma (PRP).
The presentation titled “Intramyocardial Injection of Autologous Platelet Rich Plasma combined with Transmyocardial Revascularization” will be presented by Kurt E. Wehberg, MD of Peninsula Regional Medical Center (Salisbury, Maryland) at the 34th annual meeting of the Western Thoracic Surgical Association on June 28, 2008 in Kona, Hawaii. The abstract of the presentation is available at http://www.westernthoracic.org/Abstracts/2008/BC8.html.
Dr. Wehberg will be presenting on a group of 25 consecutive patients treated with the Cardiogenesis holmium: YAG Laser TMR System. Eleven patients in the series received a combination therapy of TMR with an intramyocardial injection of autologous PRP, which is a concentration of platelets, white blood cells and circulating stem cells from the patients’ own peripheral blood. At six months, a blinded angina assessment demonstrated:
•	Both groups achieved significant angina relief.

•	The TMR + PRP group had a lower average angina score (0.4 vs 1.7, p=0.07) than the TMR alone group, and were more likely to be angina free (71% vs 23%, p=0.04).

•	Ejection fraction (EF) improved in the TMR + PRP group (+9.0% vs. -2.0%, p=0.07) compared to the TMR group.
The authors conclude, “These preliminary results suggest that combining intramyocardial injection of PRP with TMR may be more efficacious at relieving angina and improving myocardial function than TMR alone.”
Richard Lanigan, President of Cardiogenesis, noted, “The results that Dr. Wehberg will present not only reinforce the clinical utility of TMR, but also suggests that our TMR system can enhance the effectiveness of a biologic agent.” Lanigan added, “Dr. Wehberg utilized the FDA approved Cardiogenesis TMR System along with readily available PRP as combination therapy in his series with favorable results. Earlier this month, at the 10th annual meeting of the International Society of Minimally Invasive Cardiothoracic Surgeons (ISMICS) meeting in Boston, Dr. Guillermo Reyes (La Princesa University Hospital, Madrid) reported on the use of the Company’s PHOENIX System that enables a combination TMR and biologics delivery in a single handpiece. Dr. Reyes reported the combination of TMR with bone marrow derived stem cells had demonstrated an improvement in angina class and reduction in the use of nitrates for the treated patients. These two reports demonstrate the clinical potential for TMR to enhance the effect of biologic substances through their precise delivery into the stimulated tissue border zone around the holmium: YAG TMR channels. Our focus is to build on this early work and provide clinicians with effective tools to treat the large patient population suffering from refractory angina by means of TMR and TMR plus biologics.”
About Cardiogenesis Corporation
Cardiogenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The company’s market leading holmium:YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. Surgical products and accessories for the Cardiogenesis TMR procedure, which are marketed in the U.S. and around the world, have been shown to reduce angina and improve the quality of life in patients with coronary artery disease.
For more information on the company and its products, please visit the Cardiogenesis company website at http://www.cardiogenesis.com or the direct to patient website at http://www.heartofnewlife.com.
With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the possible effectiveness of the company’s technologies and the effect of such technologies on the company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the company to ship product on a timely basis; the company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; and the company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and the company’s other recent SEC filings. The company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.